Exhibit 99.1

Canterbury Park, Shakopee Mdewakanton Sioux Community Sign Ten-Year Cooperative Marketing Agreement

Agreement requires Minnesota Racing Commission approval

Provides support for MN horse racing through purse support for live races and other marketing initiatives

SHAKOPEE, Minn.--(BUSINESS WIRE)--June 4, 2012--Canterbury Park Holding Corporation (NASDAQ:CPHC) and the Shakopee Mdewakanton Sioux Community (SMSC) announced today a ten-year cooperative marketing agreement. Highlights of the new agreement include:

  Substantially increased purses for live races during Canterbury Park’s race seasons through a purse enhancement program funded by the SMSC, a commitment totaling approximately $75 million over the life of the agreement.
  New joint marketing opportunities between Canterbury Park and SMSC’s Mystic Lake Casino Hotel, taking advantage of their proximity to one another in the southwest corner of the Twin Cities metropolitan area, including annual payments to Canterbury Park for joint marketing totaling $8.5 million over these ten years.

Further information regarding the cooperative marketing agreement will be in a Form 8-K that will be filed by Canterbury Park with the U.S. Securities & Exchange Commission later today.

“This is a great day for Minnesota horse racing and for our two organizations,” said Randy Sampson, Canterbury Park’s president and chief executive officer. “We view this agreement as the milestone that will mark the rebound of Minnesota horse racing and our local equine industry. If approved by the Minnesota Racing Commission, this partnership sets aside longstanding political differences over gaming and allows us to devote our attention and resources to great racing and rebuilding a prosperous horse industry in Minnesota. We’re very excited to explore the many possibilities this agreement creates for both organizations, our communities, the Twin Cities and Minnesota.”

“There’s a natural synergy between Canterbury Park and Mystic Lake Casino Hotel that we’re very enthusiastic about developing,” said Edward Stevenson, president and chief executive officer of the SMSC Gaming Enterprise, which operates Mystic Lake. “Add that factor to our physical proximity to one another and it becomes evident how we can help one another with marketing, promotions, events and more. We think this partnership will further identify the southwest metro area as the premier entertainment and gaming destination for Minnesota and the Midwest while providing significant financial support to horse racing at Canterbury Park and much-needed stimulus to the Minnesota equine industry.”

“The Shakopee Mdewakanton Sioux are very happy to be entering into this ten-year alliance,” said Stanley R. Crooks, chairman of the SMSC Business Council. “We believe it’s a good agreement with advantages to both parties. It protects the horse industry in Minnesota and lets us all focus on the broader interests that we share. It continues our tradition of community involvement with our neighbors. We look forward to what these two excellent enterprises will accomplish over the next decade.”

Mystic Lake Casino Hotel and Canterbury Park are located less than 4 miles from one another along Canterbury Road/Mystic Lake Drive in Scott County in the southwest corner of the Twin Cities metropolitan area.

The agreement is subject to approval by the Minnesota Racing Commission which is expected to take up consideration of the matter later this month. Until the agreement is endorsed by the nine-member commission, the parties will have limited engagement at the staff level for planning purposes.

Sampson said that the agreement, if approved by the Racing Commission, would provide a much-needed boost for Minnesota horse racing:

“At Canterbury Park, one of our key objectives has been supporting and growing Minnesota’s horse industry,” Sampson said. “We’ve explored a number of ways to achieve that goal, but SMSC’s commitment to enhancing racing purses and joint marketing provides the best solution for this state.”

About Canterbury Park
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota's only thoroughbred and quarter horse racing facility. The Company's 62-day 2012 live race meet began on May 18th and ends September 3rd. In addition, Canterbury Park's Card Casino hosts "unbanked" card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

About Mystic Lake
The Shakopee Mdewakanton Sioux Community, a federally recognized Indian Tribe in Minnesota, is the owner and operator of Mystic Lake Casino Hotel®. As the premier gaming facility in the Midwest, Mystic Lake continually creates new, fun and exciting entertainment experiences for its guests. Mystic Lake® offers gaming, exceptional dining, headline performers, unique special events and luxurious accommodations. Mystic Lake Casino Hotel is located 25 minutes south of Minneapolis/St. Paul in Prior Lake. Visit us on the web at www.mysticlake.com.

About the Shakopee Mdewakanton Sioux Community
The Shakopee Mdewakanton Sioux Community is also the owner and operator of Little Six Casino, Dakotah Meadows RV Park, Mazopiya Natural Food Market, Playworks, Dakotah! Sport and Fitness, The Meadows at Mystic Lake, and other enterprises on its tribal lands south of the Twin Cities.

Cautionary Statement
From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Canterbury Park Holding Corporation shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in the Company’s periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CONTACT:
Canterbury Park
Jeff Maday, 952-292-7524
jmaday@canterburypark.com
or
Shakopee Mdewakanton Sioux Community/Mystic Lake Casino Hotel
Tessa Lehto, 952-496-6160
tessa.lehto@shakopeedakota.org